Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Restricted Stock Award as an Employment Inducement Award Outside of a Plan of our report dated March 15, 2018, with respect to the consolidated financial statements of Colony Bancorp Inc. and the effectiveness of internal control over financial reporting of Colony Bancorp, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ McNair, McLemore, Middlebrooks & Co., LLC

McNair, McLemore, Middlebrooks & Co., LLC

Macon, GA

August 23, 2018